   As filed with the Securities and Exchange Commission on January 30, 1997
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                          --------------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------
                             SAMSONITE CORPORATION
             (Exact name of Registrant as specified in its charter)


          DELAWARE                                         36-3511556
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                      Identification Number)

                            11200 EAST 45TH AVENUE
                            DENVER, COLORADO 80239
                                (303) 373-2000
   (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

                          --------------------------

        SAMSONITE CORPORATION 1995 STOCK OPTION AND INCENTIVE AWARD PLAN
                              (AS AMENDED IN 1996)
                  SAMSONITE CORPORATION DIRECTORS' STOCK PLAN
                           (Full title of the Plans)

                          --------------------------

                                JOHN P. MURTAGH
                             SAMSONITE CORPORATION
                             11200 EAST 45TH AVENUE
                          DENVER, COLORADO 80239-3018
                                 (303) 373-6174
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                          --------------------------

                                   COPIES TO:
                               JEFFREY M. KNETSCH
                   BROWNSTEIN HYATT FARBER & STRICKLAND, P.C.
                       410 SEVENTEENTH STREET, 22ND FLOOR
                             DENVER, COLORADO 80202
                                 (303) 534-6335

                                                  CALCULATION OF REGISTRATION FEE
==========================================================================================================================
                                                           Proposed Maximum       Proposed Maximum
          Title of Securities              Amount to be     Offering Price       Aggregate Offering            Amount of
            to be Registered                Registered        Per Share(1)            Price(1)            Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share       1,073,610           $ 35.50            $38,113,155                $11,550
Common Stock, par value $.01 per share          20,000           $ 33.75                675,000                    205
Common Stock, par value $.01 per share          15,000           $ 37.50                562,500                    170
Common Stock, par value $.01 per share           2,500           $ 36.25                 90,625                     27
Common Stock, par value $.01 per share          60,000           $38.375              2,302,500                    698
Common Stock, par value $.01 per share          30,000           $ 41.50              1,245,000                    377
Common Stock, par value $.01 per share          32,500           $ 42.75              1,398,375                    424
Common Stock, par value $.01 per share          15,000           $42.125                631,875                    191
Common Stock, par value $.01 per share          30,000           $ 41.50              1,245,000                    377
Common Stock, par value $.01 per share             513           $ 36.50                 18,725                      6
Common Stock, par value $.01 per share         420,877           $ 40.00             16,835,080                  5,102
  Total                                      1,700,000                              $63,117,835                $19,127
--------------------------------------------------------------------------------------------------------------------------

(1) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933 (the "Act") as follows: (a) in the case of shares of Common Stock which may be purchased upon the exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised, (b) in the case of shares of Common Stock which are currently issuable under the Directors' Stock Plan, the fee is calculated on the basis of the price at which such shares are issuable and
     (c) in the case of shares of Common Stock for which awards have not yet been granted and the offering price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low price per share of Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") as of January 24, 1997 (within 5 business days prior to filing this Registration Statement).

     Approximate Date of Commencement of Proposed Sales Pursuant to the Plan: As
     ------------------------------------------------------------------------
     soon as practicable after the effective date of this Registration
     Statement.

     This Registration Statement shall be deemed to cover securities resulting from stock splits, stock dividends or similar transactions as provided by Rule 416 of the Act.


     Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus contained in this Registration Statement also relates to securities previously registered by the Registrant on Form S-8 on June 7, 1996 (File No. 333-05467) and on January 6, 1997 (File No. 333-19281).

                                EXPLANATORY NOTE
                                ----------------

     In accordance with the instructional Note to Part 1 of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part 1 of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock of Samsonite Corporation (the "Company") pursuant to the Samsonite Corporation 1995 Stock Option and Incentive Award Plan (as amended in 1996) and the Samsonite Corporation Directors' Stock Plan (together, the "Plans"). The prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of Common Stock which may be issued in the future upon the exercise of options or other awards granted under the Plans (hereinafter such Prospectus will be referred to as the "Prospectus"). In accordance with Section E of the General Instructions to Form S-8, the contents of the Company's Registration Statement on Form S-8 (File No. 333-05467) are hereby incorporated by reference.

PROSPECTUS
----------


                             SAMSONITE CORPORATION

                        3,151,848 Shares of Common Stock



     This Prospectus is being used in connection with the offering from time to time of up to 3,151,848 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of Samsonite Corporation (the "Company") by certain stockholders who may be deemed to be affiliates ("Selling Stockholders") of the Company. The Company will not receive any of the proceeds from the sale of the Shares.

     The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. All discounts, commissions or fees incurred in connection with the sale of the Shares will be paid by the Selling Stockholders or by the purchasers of the Shares, except that the expenses of preparing and filing this Prospectus and the related Registration Statements with the Securities and Exchange Commission, and of registering or qualifying the Shares, will be paid by the Company.

     The Common Stock of the Company is listed on The NASDAQ Market System under the symbol SAMC.

                        -------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                        -------------------------------

SEE RISK FACTORS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SHARES OFFERED HEREBY.

                        -------------------------------

                         The date of this Prospectus is
                                January 30, 1997

     No person is authorized to give any information or to make any representations, other than as contained herein, in connection with the offer made in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any Shares offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission may be inspected and copies at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at: 75 Park Place, 14th Floor, New York, New York 10007 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained upon written request addressed to the Commission at the Public Reference Section, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on NASDAQ and reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed registration statements (the "Registration Statements") on Form S-8 with respect to the Shares offered hereby with the Commission under the Act. This Prospectus, which constitutes a part of each of the Registration Statements, does not contain all the information set forth in the Registration Statements, certain items of which are contained in schedules and exhibits to the Registration Statements as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statements, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     In addition, the Company will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, the Annual Report on Form 10-K for the Company's latest fiscal year and a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents. See "INCORPORATION OF DOCUMENTS BY REFERENCE." Such requests should be directed to Samsonite Corporation, 11200 East 45th Avenue, Denver, Colorado 80239-3018, Attention: Secretary.

                           INCORPORATION BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference in this Prospectus:

     Annual Report on Form 10-K for the fiscal year ended January 31, 1996;

     Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1996, July 31, 1996 and October 31, 1996; and

     Reports on Form 8-K dated February 5, 1996 and November 8, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all of the Shares offered hereby have been sold or deregistering all of the Shares that at the time of such post-effective amendment remain unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any documents incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               TABLE OF CONTENTS


           THE COMPANY.............................................4

           RISK FACTORS............................................4

           SELLING STOCKHOLDERS....................................7

           PLAN OF DISTRIBUTION....................................9

           LEGAL MATTERS...........................................9

           EXPERTS.................................................9

                                  THE COMPANY

     Samsonite Corporation is one of the world's largest manufacturers and distributors of luggage, including softside and hardside suitcases, garment bags, casual bags, business cases and other travel bags. The Company markets its products primarily under the SAMSONITE(R), AMERICAN TOURISTER(R) and LARK(R) brand names. The Samsonite brand name enjoys worldwide recognition and is the leading brand of luggage products in the United States and Europe. American Tourister is the second most recognized brand of luggage in the United States. Following the Company's acquisition of American Tourister, Inc. in August 1993, the Company introduced the American Tourister brand in Europe. The Lark brand is well-recognized in the United States and competes in the premium segment of the luggage market. Samsonite and American Tourister brand luggage products have been manufactured and sold continuously since the 1930's.


                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, investors should consider carefully the information set forth below before making an investment in the Common Stock offered hereby.

SIGNIFICANT NON-CASH CHARGES OF THE COMPANY; REPORTED LOSSES

     As a result of the emergence from bankruptcy of Astrum International Corp. ("Astrum"), the Company's predecessor, on June 30, 1993, Astrum and all its subsidiaries were required to adjust their assets and liabilities to reflect their fair values. The reorganization value in excess of identifiable assets of Samsonite, which was $165.2 million at the time of Astrum's emergence from bankruptcy, was amortized through charges to the consolidated statement of operations over the three year period that ended in June 1996. While these amounts represent non-cash charges, they have had an adverse effect on reported results of operations in fiscal years 1994, 1995, 1996 and in the nine months ended October 31, 1996. The amortization of these charges has had a similar adverse effect on reported stockholders' equity.

SIGNIFICANT INDEBTEDNESS

     At October 31, 1996, the Company has short-term debt obligations totalling $7.3 million, long-term debt obligations, including current installments, of $292.6 million and total stockholders' equity of $20.8 million. The Company believes that for the next twelve months its cash flow from operations, together with its other available sources of liquidity, will be adequate to make required payments of principal and interest on its indebtedness and to fund anticipated capital expenditures and working capital requirements. However, if at any time the Company is unable to generate sufficient cash flow from operations, it may be required to refinance all or a portion of its existing indebtedness or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company.

IMPLEMENTATION OF BUSINESS STRATEGY; FORWARD-LOOKING STATEMENTS

     The Company's business strategy includes plans to (i) streamline its management team and organizational structure, (ii) improve its cost structure and work practices, (iii) develop and introduce to the market a new product and pricing architecture, (iv) achieve increased sales growth through a variety of initiatives, including improved marketing, expansion into foreign markets and broadening of its retail operations, (v) improve return on equity and (vi) strengthen the balance sheet. The Company's strategic plan should be considered in light of the risks and expenses associated with implementing these strategies. Successful implementation of these strategies will depend on numerous factors, many of which are beyond the Company's control, including economic, competitive and other conditions and uncertainties and the ability to retain qualified management personnel. No assurance can be given that the Company will be successful in implementing its business strategy.

     Certain statements under the caption "Risk Factors" and in the documents incorporated herein, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; industry capacity; changes in customer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations, particularly in Europe and Asia; the loss of any significant customers; and various other factors beyond the Company's control.

     The forward-looking information referred to above includes, but is not limited to, estimated annual cost savings resulting from the Company's consolidation and restructuring programs. In addition to the risks, uncertainties and other factors referred to above which may cause actual amounts to differ materially from estimated amounts, such estimates of annual cost savings are based on various factors and were derived utilizing numerous important assumptions, including (i) achieving estimated reductions in the number of total employees within anticipated time frames and at currently projected severance cost levels, while maintaining work flow in the business areas affected, (ii) the assimilation of American Tourister and other production in Samsonite's Denver facility without disruption to distribution activities and
(iii) subleasing vacated facilities within anticipated time frames at anticipated sublease rent levels. The failure of these assumptions to be realized may cause the actual annual cost savings to differ materially from the estimates.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS; CURRENCY RISKS

     Approximately 50% of the Company's net sales for fiscal 1996 were attributable to its European sales and other foreign operations and export sales from the United States. In addition to its European manufacturing and distribution subsidiaries, the Company has a 100% owned Mexican manufacturing and distribution company and is a partner in joint ventures which are currently building factories and distribution facilities in India and China, as well as a joint venture operating a sales and distribution facility in Singapore. The Company is also involved in negotiations to enter into a joint venture to manufacture and distribute luggage in Brazil and other South American countries. The Company's operations may be affected by economic, political and governmental conditions in some of the countries where the Company has manufacturing facilities or where its products are sold. In addition, factors such as changes in economic or political conditions in any of the countries in which the Company operates could result in unfavorable exchange rates, new or additional currency or exchange controls, other restrictions being imposed on the operations of the Company or expropriation. The Company's operations also may be adversely affected by significant fluctuations in the value of the U.S. dollar or the failure of a partner in an international joint venture to meet performance expectations. When appropriate, the Company enters into foreign exchange contracts in order to reduce its economic exposure on certain foreign operations and/or royalty agreements through the use of forward delivery commitments.

COMPETITION

     The Company competes with many domestic and international companies in its global markets. Samsonite competes on brand name, consumer advertising, product innovation, quality, differentiation of product features, customer service and price. The worldwide luggage market is highly fragmented, with the vast majority of individual competitors having annual sales that are less than 10% of the Company's sales; nevertheless, the Company has many competitors. Barriers to entry into the manufacturing of softside luggage are very low and the Company faces competition from many low cost manufacturers of inexpensive, softside luggage products. In contrast to the softside luggage market, more significant capital costs are necessary to enter the manufacturing of hardside luggage; nonetheless, the Company has several hardside luggage competitors in its major U.S. and European markets.

RESTRICTIVE COVENANTS

     The Company's existing bank credit facility (the "Senior Credit Facility") contains numerous financial and operating covenants, including restrictions on the ability of the Company to pay dividends; incur indebtedness; merge, consolidate or transfer all or substantially all of its assets; make certain sales of assets; make investments in joint ventures; make capital expenditures; create, incur or permit the existence of certain liens and requires the Company to achieve and maintain certain financial ratios. The indenture pursuant to which the Company's 11 1/8% Series B Senior Subordinated Notes (the "Series B Notes") were issued contains similar covenants. Such financial covenants affect the operating flexibility of the Company. The failure to comply with the covenants would result in a default and permit the lenders under the Senior Credit Facility or the holders of the Series B Notes to accelerate the maturity of the indebtedness.

CONTROLLING STOCKHOLDERS

     As of the date of this Prospectus, certain entities affiliated with Carl C. Icahn (collectively, "Icahn") and affiliates of Apollo Advisors, L.P. (collectively, "Apollo") beneficially own approximately 21.53% and 45.75%, respectively, of the outstanding Common Stock. By reason of such percentage ownership, Apollo may have significant control over the management and policies of the Company.

     The level of ownership of the outstanding Common Stock by the Company's principal stockholders may have the effect of making more difficult or of discouraging, absent the support of such stockholders, a proxy contest, a merger involving the Company, a tender offer, an open market purchase program or purchases of the Common Stock that could give holders of such stock the opportunity to realize a premium over the then-prevailing market price for their shares of the Common Stock.

CONTINGENT LIABILITIES

     As discussed in note 14 to the consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 31, 1996 and incorporated by reference in this Prospectus, the Company has recorded significant contingent liabilities as a result of the reorganization of Astrum in 1993.

     As discussed in note 14 under Contingent Liabilities to Pension Benefit Guaranty Corporation, and in the Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1996 (incorporated by reference in this Prospectus), the Company has recorded a liability of $26.6 million, as adjusted in the third quarter of fiscal 1997, for claims made by the Pension Benefit Guaranty Corporation (the "PBGC") related to unfunded pension liabilities of other companies which, prior to the reorganization, were part of a controlled group of companies which included the Company. As part of its plan of reorganization, Astrum agreed to become secondarily liable for unfunded obligations of such plans and accrued an amount representing the maximum amount of unfunded liability should the pension plans be terminated and the Company be required by the PBGC to make immediate payment of the liability at the time of emergence from reorganization. In August 1996, agreements among the primarily liable companies, the PBGC and the Company became effective, which agreements allow the Company to assume sponsorship of the pension plans at its election. The Company intends to exercise such election should the primarily liable companies cease funding their obligations. If the Company assumed sponsorship of the plans, the Company would be able to fund the pension liabilities over an extended period of time. The primarily liable companies continue to fund the current obligations of the plans, but are in reorganization, and the Company can provide no assurance that it will not become necessary to assume sponsorship of such plans and become primarily liable for their funding.

     As discussed in note 14 under Contingent Liability with Respect to the Old Notes, and in the Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1996 (incorporated by reference in this Prospectus), the Company has a contingent liability for interest on overdue installments of interest liabilities accruing prior to the reorganization of Astrum. A contingent liability of $16.4 million was recorded for such claims in 1993 although various parties have challenged the allowability of the claim on the basis that interest on overdue installments of interest is not permitted under applicable non-bankruptcy law. In June 1996, the Company settled approximately $4.0 million of such claims for $200,000. The settled claims were held by Apollo Investment Fund, L.P. ("Apollo Investments") and an affiliate of Apollo Investments.
Apollo Investments and its affiliates own 45.75% of the issued and outstanding shares of the Company's Common Stock.

     On November 14, 1996, the federal bankruptcy court ruled in favor of the Company and held that the interest on interest claims are not allowable; however, the decision may be appealed and, in such event, there is no assurance that the bankruptcy court's ruling will be upheld.

     As discussed in note 14 under Obligations to Settlement Trust, the Company has a contingent liability to a trust (the "Trust") which was established for the benefit of the holders of certain pre-bankruptcy claims against the Company. The terms of the Trust require the Company to make up to $37 million in loans to the Trust to pay resolved claims and to make distributions to holders of claims against the Trust. The Company has made loans to the Trust totalling $4.8 million, which have been fully reserved in the Company's consolidated financial statements. As of January 31, 1996, the Trust had approximately $56 million in assets and allowed claims of approximately $25 million. Consequently, the Company does not anticipate being required to loan additional amounts to the Trust, and further believes its $4.8 million loan to the Trust will be repaid with interest. However, assurance cannot be given that further loans to the Trust will not be required or that the $4.8 million loan to the Trust will be repaid.

RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY RIGHTS

     The Company's intellectual property rights include trade secrets, know-how, patents, copyrights and registered and unregistered trademarks, several of which are licensed to third parties and generate royalties. While these rights provide a degree of exclusivity, they are not self-executing and they should be considered in the light of the risks and expenses associated with obtaining such rights, maintaining them, and enforcing them, as well as those associated with defining the precise scope of those rights, and avoiding like rights of others. While the Company takes steps it deems reasonable to protect its intellectual property rights, to assert them successfully against those who would infringe upon such rights, and to avoid conflict over the rights of its competitors, no assurance can be given that the Company will be successful in doing so.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation, and Restated By-Laws, together and separately, may discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock.

These provisions include a classified board of directors and advance notice procedures for stockholders to nominate candidates for election as directors of the Company and to submit proposals for consideration at stockholders' meetings.

SHARES ELIGIBLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales in the public market of substantial amounts of Common Stock (including shares of Common Stock acquired upon the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market prices for Common Stock.

DIVIDEND POLICY

     The Company does not intend to declare any cash dividends on its Common Stock in the foreseeable future.


                              SELLING STOCKHOLDERS

     The names of the Selling Stockholders who may be affiliates of the Company and the positions, offices and other material relationships which each Selling Stockholder has had with the Company since January 1, 1994 are as follows:


                                  Position held or Relationship with the
Selling Stockholder                    Company Since January 1, 1994
-------------------           ----------------------------------------------
Steven J. Green              Chairman, President, Chief Executive Officer and
                             Director until May 1996 and Significant Stockholder

Richard R. Nicolosi          President, Chief Executive Officer and Director
                             since May 1996

Thomas J. Leonard            President, Samsonite - the Americas

Luc Van Nevel                President, Samsonite International

John P. Murtagh              Vice President, Chief Administrative Officer and
                             Secretary since August 1996

Thomas R. Sandler            Chief Financial Officer and Treasurer

Frank D. Steed               President, Samsonite U.S.A. until
                             September 1996

Karlheinz Tretter            Vice President and Managing Director of Samsonite
                             Europe, N.V.

James E. Barch               Vice President and General Manager, Hardside
                             Luggage and Business Cases since August 1996

Robert P. Baird, Jr.         Vice President and General Manager,  Softside
                             Luggage and Casual Bags since September 1996

Gary D. Ervick               President, Samsonite Distributing Company since
                             September 1996, previously President of American
                             Tourister Division since June 1995

D. Michael Clayton           Vice President, Legal and Assistant Secretary

R. Theodore Ammon            Director

Bernard Attal                Director

Leon D. Black                Director



                                  Position held or Relationship with the
Selling Stockholder                    Company Since January 1, 1994
-------------------           ----------------------------------------------

Robert H. Falk                Director
Mark H. Rachesky              Director
Robert L. Rosen               Director
Marc J. Rowan                 Director

     The following table sets forth for each Selling Stockholder listed above the number of shares of Common Stock of each such Selling Stockholder which (1) are issued and owned beneficially or of record as of January 16, 1997; (2) are not issued, but may be acquired pursuant to the Plans; (3) are being offered pursuant to the Registration Statements; and (4) are to be owned after completion of the offering, assuming that all Shares offered hereby are sold:

                                                                                                            Amount of Shares to be
                                Number of Issued       Number of Shares Which                                Owned After Sales of
                               Shares Owned as of     May Be Acquired Pursuant    Number of Shares to be      Shares Registered
       Name                     January 16, 1997           to Plans (a)                 Offered                  Hereunder
--------------------           ------------------     ------------------------    ----------------------    ----------------------
Richard R. Nicolosi                 263,290                    425,532                   425,532                    263,290

Steven J. Green                     889,450                  1,853,668                 1,853,668                    889,450

Thomas J. Leonard                       -0-                     98,619                    98,619                        -0-

Luc Van Nevel                           -0-                     98,619                    98,619                        -0-

John P. Murtagh                      15,500                    150,000                   150,000                     15,500

Thomas R. Sandler                       -0-                     98,619                    98,619                        -0-

Frank D. Steed                          -0-                     29,448                    29,448                        -0-

Karlheinz Tretter                       -0-                     89,448                    89,448                        -0-

James E. Barch                        1,000                    100,000                   100,000                      1,000

Robert P. Baird, Jr.                    500                    100,000                   100,000                        500

Gary D. Ervick                        1,280                     82,895                    82,895                      1,280

D. Michael Clayton                      -0-                     20,000                    20,000                        -0-

R. Theodore Ammon                        57                        643                       700                        -0-

Bernard Attal                           171                        629                       800                        -0-

Leon D. Black (b)                        57                        643                       700                        -0-

Robert H. Falk (b)                       57                        643                       700                        -0-

Mark H. Rachesky                         57                        643                       700                        -0-

Robert L. Rosen                          57                        643                       700                        -0-

Marc J. Rowan (b)                        57                        643                       700                        -0-

     (a) Includes Shares underlying both vested and unvested options granted, some of which options are currently exercisable, and the Company's estimate of Shares issuable under the Samsonite Corporation Directors' Stock Plan through December 31, 1997.

     (b)  Does not include shares held by Apollo Investments or Lion
          Advisors, L.P. Each of Messrs. Falk and Rowan, directors of the Company, together with Mr. Black, a director of the Company, who is also a director of Apollo Capital Management, Inc., the general partner of Apollo Advisors, L.P., the general partner of Apollo Investments and Lion Capital Management, Inc., the general partner of Lion Advisors, L.P., disclaims beneficial ownership of the securities held by Apollo Advisors, L.P. and Lion Advisors, L.P.

     The preceding table reflects all Selling Stockholders who are eligible to reoffer and resell Shares, whether or not they have a present intent to do so. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereunder. The inclusion in the foregoing table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of the Company.

     This Prospectus may be amended or supplemented from time to time to add or delete Selling Stockholders.

                              PLAN OF DISTRIBUTION

          The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the NASDAQ Market System, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of the Shares. The Company has paid the expenses of preparing this Prospectus and the related Registration Statements. The Selling Stockholders have been advised that they are subject to the applicable provisions of the Exchange Act, including without limitation, Rules 10b-5, 10b-6 and 10b-7 thereunder.


                                 LEGAL MATTERS

          Legal matters with respect to Common Stock being offered hereby have been passed upon for the Company by D. Michael Clayton, Esq., Vice President, Legal of the Company.


                                    EXPERTS

          The consolidated financial statements of the Company as of January 31, 1996 and 1995, and for the years ended January 31, 1996 and 1995, for the seven months ended January 31, 1994, and for the five months ended June 30, 1993, and the related financial statement schedule, have been incorporated by reference herein and in the Registration Statements on Form S-8 of which this Prospectus is a part, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph that states that Astrum was required to establish a new basis of accounting and adjust the recorded amounts of assets and liabilities to their fair market values at June 30, 1993. The Company's consolidated financial statements include the continuing impact of the recapitalization. As a result, the consolidated financial statements for periods subsequent to June 30, 1993 are presented on a different cost basis than for prior periods and, therefore, are not comparable.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE
         ---------------------------------------

          The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since January 31, 1996.

          (c) The description of the Company's common stock, par value $.01 per share (the "Common Stock"), contained in the Company's registration statement on Form 8-A filed under the Exchange Act (File No. 0-23214), including any subsequent amendment or any report filed for the purpose of updating such description.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES
         -------------------------

          Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
         --------------------------------------

          Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
         -----------------------------------------

Certificate of Incorporation and By-Laws

          The Company's Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors of the Company as an employee or agent of the Company or as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Company's By-Laws, to the full extent permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or may in the future be amended from time to time. The Company's Certificate of Incorporation also specifically authorizes the Company to enter into agreements with any person providing for indemnification greater or different from that provided by the Company's Certificate of Incorporation.

          The Company's By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or otherwise or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent acting in furtherance of the Plan or otherwise, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL as the same exists or may in the future be amended from time to time, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the next paragraph with respect to Proceedings seeking to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

          Pursuant to the Company's By-Laws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Company's By-Laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The Company's By-Laws provide that following any "change in control" of the Company of the type required to be reported under Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, any determination as to entitlement to indemnification will be made by independent legal counsel selected by the claimant which independent legal counsel will be retained by the Board of Directors on behalf of the Company.

          The Company's By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Company's By-Laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Company's Certificate of Incorporation, the Company's By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. The Company's By-Laws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. In addition, the Company's By-Laws authorize the Company, to the extent authorized from time to time by the Company's Board of Directors, to grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any agent of the Company to the fullest extent of the provisions of the Company's By-Laws with respect to the indemnification and advancement of expenses of directors, officers and employees of the Company.

          The Company's By-Laws provide that the right to indemnification conferred therein will be a contract right and will include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Company's By-Laws or otherwise.

Indemnification Agreements

          The Company has or will enter into indemnification agreements with each of the Company's directors and officers. The indemnification agreements require, among other things, the Company to indemnify the officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company will also indemnify and advance all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under the Company's directors' and officers' liability insurance. Although such indemnification agreements will offer substantially the same scope of coverage afforded by provisions in the Company's Certificate of Incorporation and the Company's By-Laws, they provide greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors of the Company or by the stockholders to eliminate the rights provided therein.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
         -----------------------------------

         Not Applicable.

ITEM 8. EXHIBITS
        --------

Exhibit
Number          Description of Exhibits
-------         -----------------------
 4(a)           Amended and Restated Certificate of
                Incorporation of the Company, incorporated herein by reference from the Company's Annual
                Report on Form 10-K for the fiscal year ended
                January 31, 1996 (File No. 0-23214).

 4(b)           Certificate of Merger and Ownership dated July
                14, 1995, incorporated herein by reference from the Company's Registration Statement on Form
                S-4 (Registration No. 33-95642).

 4(c) By-Laws of the Company, incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 (File No. 0-23214).

 4(d) Samsonite Corporation 1995 Stock Option and Incentive Award Plan (as Amended in 1996), incorporated herein by reference from the Company's 1996 Proxy Statement on Schedule 14A (File No. 0-23214).

 4(e)           Second Amendment to Samsonite Corporation 1995
                Stock Option and Incentive Award Plan (as
                Amended in 1996).

 4(f) Form of Option Agreement for awards under the Samsonite Corporation 1995 Stock Option and Incentive Award Plan (as Amended in 1996), incorporated herein by reference from the Company's Registration Statement on Form S-8 (File No. 333-05467).

 4(g) Stock Option Agreement, dated May 15, 1996, between the Company and Richard R. Nicolosi, incorporated herein by reference from the Company's Registration Statement on Form S-8 (File No. 333-05467).

 4(h) Samsonite Corporation Directors Stock Plan, incorporated herein by reference from the Company's 1996 Proxy Statement on Schedule 14A
                (File No. 0-23214).

 5              Opinion of D. Michael Clayton, Esq.

 23(a) Consent of D. Michael Clayton, Esq. (included in opinion filed as Exhibit 5).

 23(b)          Consent of KPMG Peat Marwick LLP.
---------------------------------


ITEM 9.  UNDERTAKINGS
         ------------

         The registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on January 30, 1997.

                              SAMSONITE CORPORATION



                              By:    /s/ Richard R. Nicolosi
                                    -------------------------------------
                                    Richard R. Nicolosi
                                    President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of John P. Murtagh, Thomas R. Sandler and D. Michael Clayton his true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement and the foregoing Powers of Attorney have been signed on January 30, 1997, by the following persons in the capacities indicated.


        SIGNATURES                                  TITLE


/s/ Richard R. Nicolosi       President, Chief Executive Officer and Director
---------------------------             (Principal Executive Officer)
Richard R. Nicolosi


/s/ Thomas R. Sandler         Chief Financial Officer and Treasurer (Principal
---------------------------           Financial and Accounting Officer)
Thomas R. Sandler

/s/ Bernard Attal                                 Director
---------------------------
Bernard Attal

                                                  Director
---------------------------
R. Theodore Ammon

/s/ Leon D. Black                                 Director
---------------------------
Leon D. Black

/s/ Robert H. Falk                                Director
---------------------------
Robert H. Falk

                                                  Director
---------------------------
Carl C. Icahn

 /s/ Mark H. Rachesky                             Director
---------------------------
Mark H. Rachesky

 /s/ Robert L. Rosen                              Director
---------------------------
Robert L. Rosen

 /s/ Marc J. Rowan                                Director
---------------------------
Marc J. Rowan

 /s/ Stephen J. Solarz                            Director
---------------------------
Stephen J. Solarz